EXHIBIT (3) (ii)

By-Laws

On December 15, 2006, the Board of Directors amended Article 5, of the By-Laws effective immediately to revise officer designations. The By-Laws were filed with the Corporation’s Form 10-Q for the fiscal quarter ended November 30, 2006.